Exhibit 99.1
NEWS RELEASE

For Immediate Release
Tuesday, February 6, 2024

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
•Record full year net sales of $14.4 billion
•Full year reported operating margin of 11.8% and adjusted operating margin(3) of 12.0%
•Full year reported earnings per share of $15.63 and adjusted earnings per share(3) of $15.55
•Introduces outlook for 2024 full year net sales of ~$13.6 billion and earnings per share of ~$13.15

    DULUTH, GA – February 6th – AGCO, Your Agriculture Company (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $3.8 billion for the fourth quarter of 2023, a decrease of 2.5% compared to the fourth quarter of 2022. Reported net income was $4.53 per share for the fourth quarter of 2023, and adjusted net income(3) was $3.78 per share. These results compare to reported net income of $4.29 per share and adjusted net income(3) of $4.47 per share, for the fourth quarter of 2022. Excluding favorable currency translation impacts of 1.8%, net sales in the fourth quarter of 2023 decreased 4.3% compared to the fourth quarter of 2022.

    Net sales for the full year of 2023 were approximately $14.4 billion, which is an increase of 13.9% compared to 2022. Excluding favorable currency translation impacts of 0.1%, net sales for the full year of 2023 increased 13.8% compared to 2022. For the full year of 2023, reported net income was $15.63 per share, and adjusted net income(3) was $15.55 per share. These results compare to reported net income of $11.87 per share and adjusted net income(3) of $12.42 per share in 2022.

    “AGCO delivered record results in 2023 highlighted by significantly higher net sales and operating margins due to the continued execution of our Farmer-First strategy and healthy global industry demand,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Driven by our high margin growth initiatives of globalizing a full-line of our Fendt branded products, precision ag business and expanding our parts and service business, net sales outgrew the market and full year adjusted operating margins reached a record high at 12.0% of net sales. We also continued to increase our technology development efforts with engineering expense up over 23% in 2023 compared to 2022 and up over 60% compared to 2020. These levels of higher investments are producing increased technology patents for AGCO, award-winning value-enhancing products for our farmers and record financial results for our shareholders.”

    Mr. Hansotia continued, “For 2024, we will remain focused on our primary growth initiatives as well as driving further operational efficiencies. We expect these efforts to mitigate some of the softening industry demand. More challenging global market conditions are expected in 2024 due to reduced commodity prices and modestly lower farm income expectations. Despite a lower sales forecast, we expect higher and more resilient margins compared to past cycles due to structural improvements in our business. We will continue to accelerate investments in premium technology, smart farming solutions and enhanced digital capabilities to support our Farmer-First strategy while helping to sustainably feed the world.”

    Highlights
•Reported fourth-quarter regional sales results(1): Europe/Middle East (“EME”) +3.3%, North America +8.3%, South America (38.9)%, Asia/Pacific/Africa (“APA”) +11.3%
•Constant currency fourth-quarter regional sales results(1)(2)(3): EME +1.4%, North America +7.1%, South America (42.0)%, APA +11.5%
•Fourth quarter regional operating margin performance: EME 16.2%, North America 9.0%, South America 3.8%, APA 8.0%
•Full-year reported operating margins and adjusted operating margins(3) improved to 11.8% and 12.0% respectively, in 2023 compared to 10.0% and 10.3% in 2022
    (1)As compared to fourth quarter 2022.
    (2)Excludes currency translation impact.
    (3)See reconciliation of Non-GAAP measures in appendix.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2023	Change from Prior Year	Change from Prior Year
North America(4)	(3)%	2%
South America(5)	(8)%	(17)%
Western Europe(5)	(4)%	2%
(4) Excludes compact tractors.
(5) Based on Company estimates.

    “Near record global crop production in 2023 has resulted in increased grain inventories and commodity prices have correspondingly retreated from the very high levels seen over the last 24 months,” stated Mr. Hansotia. “Although still strong by historical levels, farm income was down modestly across the major regions in 2023 and another modest decline is projected for 2024. Much of the industry fleet has been refreshed over the last three years and dealer inventories have been re-stocked. Full-year global industry retail sales of farm equipment in 2023 were lower in AGCO’s key markets, with weaker sales of smaller equipment being partially offset by higher sales of larger machines.”

    North American full-year industry retail tractor sales declined 3% compared to the previous year. Lower sales of smaller equipment, more closely tied to the general economy, were partially offset by strong growth of high-horsepower tractors and combines. Relatively favorable commodity prices, extended fleet age and precision ag technology stimulated demand from row crop farmers. Lower projected farm income and a refreshed fleet is expected to pressure industry demand in 2024, resulting in weaker North American industry sales compared to 2023.

    South American industry retail tractor sales decreased 8% during 2023 compared to the previous year. Retail demand in Brazil was negatively affected by funding shortfalls of the government-subsidized loan program. Healthy farm income, supportive exchange rates and continued expansion in planted acreage drove increases in high-tech farm equipment, which partially offset weaker smaller equipment demand due to financing delays. Following three strong years, retail demand in South America is expected to further soften in 2024 as a result of lower commodity prices and farm income.

    Industry retail tractor sales in Western Europe decreased 4% for the full year of 2023 compared to high levels in 2022. Farmer sentiment in the region has continued to be negatively impacted by the conflict in Ukraine and higher input cost inflation. Further declines in industry demand are expected in 2024 as lower income levels pressure demand from arable farmers, while healthy demand from dairy and livestock producers is expected to mitigate some of the decline.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2023	2022	% change from 2022	% change from 2022 due to currency translation(1)	% change excluding currency translation
North America	$891.7	$823.7	8.3%	1.2%	7.1%
South America	412.0	674.8	(38.9)%	3.1%	(42.0)%
EME	2,259.0	2,186.5	3.3%	1.9%	1.4%
APA	238.0	213.9	11.3%	(0.2)%	11.5%
Total	$3,800.7	$3,898.9	(2.5)%	1.8%	(4.3)%

Year Ended December 31,	2023	2022	% change from 2022	% change from 2022 due to currency translation(1)	% change excluding currency translation
North America	$3,752.7	$3,175.1	18.2%	0.2%	18.0%
South America	2,234.2	2,121.6	5.3%	2.7%	2.6%
EME	7,540.5	6,447.3	17.0%	(0.3)%	17.3%
APA	885.0	907.4	(2.5)%	(3.4)%	0.9%
Total	$14,412.4	$12,651.4	13.9%	0.1%	13.8%
(1) See Footnotes for additional disclosures.

North America

    AGCO’s North American net sales increased 18.0% for the full year of 2023 compared to 2022, excluding the impact of favorable currency translation. Positive pricing and increased sales of high-horsepower tractors, application equipment as well as combines represented the largest increases. Income from operations for the full year of 2023 increased $180.5 million compared to 2022 and operating margins were 12.2%. The improvement was the result of positive net pricing and favorable product mix, partially offset by higher selling, general, and administrative expenses (“SG&A expenses”) and engineering expenses.

South America

    Net sales in the South American region increased 2.6% for the full year of 2023 compared to 2022, excluding the impact of favorable currency translation, despite significant declines in the fourth quarter. Positive pricing impacts and favorable product mix of high-horsepower tractors accounted for most of the increase. Sales increases in Brazil were partially offset by lower sales in Argentina. Despite significant discounting in the fourth quarter, income from operations for the full year of 2023 increased by $12.5 million compared to 2022. This increase was primarily a result of positive net pricing, partially offset by lower sales volume and considerable dealer termination charges.

Europe/Middle East

    Net sales in the Europe/Middle East region increased 17.3% for the full year of 2023 compared to 2022, excluding negative currency translation impacts. Healthy growth across the major European markets contributed to the improvement. Positive pricing and increased sales of mid-range and high-horsepower tractors as well as replacement parts produced most of the growth. Income from operations increased $316.5 million for the full year of 2023 compared to 2022 and operating margins improved 240 basis points. The improvement was driven by positive net pricing, partially offset by higher SG&A expenses and engineering expenses.

Asia/Pacific/Africa

    Asia/Pacific/Africa’s net sales were approximately flat, excluding the negative impact of currency translation, during the full year of 2023 compared to 2022 due to positive pricing offset by lower tractor and combine sales volumes. Higher sales in Australia were mostly offset by lower sales in Japan. Income from operations decreased $39.6 million for the full year of 2023 compared to 2022 due to higher material and labor costs and higher SG&A expenses.

Outlook

    AGCO’s net sales for 2024 are expected to be approximately $13.6 billion, reflecting lower sales volumes, modest positive pricing as well as favorable foreign currency translation. Operating margins are projected to be approximately 11%, reflecting the impact of lower sales, lower production volumes and relatively flat investments in engineering and other technology efforts to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2024 earnings per share are targeted at approximately $13.15.

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    AGCO will host a conference call at 10 a.m. Eastern Time on Tuesday, February 6th. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will also be available on AGCO’s website for at least 12 months following the call.
* * * * *
Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•Our financial results depend entirely upon the agricultural industry. Factors that adversely affect the agricultural industry, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits could negatively impact future sales and adversely impact our performance.
•We recently announced the proposed acquisition of the ag assets and technologies of Trimble through the formation of a joint venture of which we will own 85%. This is a substantial acquisition for us, and it will require us to incur substantial indebtedness. All acquisitions involve risk, and there is no certainty that this acquisition will close, that we will be able to obtain the desired financing, that our increased leverage will not adversely impact our remaining business, or that the acquired business will operate as expected following closing. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit and tariffs imposed on exports to and imports from China.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other means are rapidly increasing, and in May 2022 we learned that we had been subject to a cyberattack. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.

•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production levels. In addition, the potential of natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. It is unclear when these supply chain disruptions will be restored or what the ultimate impact on production, and consequently sales, will be.
•Any increase in COVID-19, or other future pandemics, could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and will incur additional indebtedness as part of the Trimble transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
* * * * *
About AGCO

AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $14.4 billion in 2023. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on X, formerly known as Twitter: @AGCOCorp. For financial news on X, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$595.5	$789.5
Accounts and notes receivable, net	1,605.3	1,221.3
Inventories, net	3,440.7	3,189.7
Other current assets	699.3	538.8
Total current assets	6,340.8	5,739.3
Property, plant and equipment, net	1,920.9	1,591.2
Right-of-use lease assets	176.2	163.9
Investments in affiliates	512.7	436.9
Deferred tax assets	481.6	228.5
Other assets	346.8	268.7
Intangible assets, net	308.8	364.4
Goodwill	1,333.4	1,310.8
Total assets	$11,421.2	$10,103.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$15.0	$196.0
Accounts payable	1,207.3	1,385.3
Accrued expenses	2,903.8	2,271.3
Other current liabilities	217.5	235.4
Total current liabilities	4,343.6	4,088.0
Long-term debt, less current portion and debt issuance costs	1,377.2	1,264.8
Operating lease liabilities	134.4	125.4
Pensions and postretirement health care benefits	170.5	158.0
Deferred tax liabilities	122.6	112.0
Other noncurrent liabilities	616.1	472.9
Total liabilities	6,764.4	6,221.1

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	4.1	30.2
Retained earnings	6,360.0	5,654.6
Accumulated other comprehensive loss	(1,708.1)	(1,803.1)
Total AGCO Corporation stockholders’ equity	4,656.7	3,882.4
Noncontrolling interests	0.1	0.2
Total stockholders’ equity	4,656.8	3,882.6
Total liabilities and stockholders’ equity	$11,421.2	$10,103.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2023	2022
Net sales	$3,800.7	$3,898.9
Cost of goods sold	2,817.9	2,958.3
Gross profit	982.8	940.6
Selling, general and administrative expenses	416.8	326.3
Engineering expenses	150.8	132.1
Amortization of intangibles	14.4	14.7
Impairment charges	4.1	—
Restructuring expenses	3.6	1.7
Income from operations	393.1	465.8
Interest expense (income), net	(7.2)	4.4
Other expense, net	149.7	72.9
Income before income taxes and equity in net earnings of affiliates	250.6	388.5
Income tax provision (benefit)	(76.1)	90.7
Income before equity in net earnings of affiliates	326.7	297.8
Equity in net earnings of affiliates	12.3	24.4
Net income	339.0	322.2
Net income attributable to noncontrolling interests	—	—
Net income attributable to AGCO Corporation and subsidiaries	$339.0	$322.2
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$4.54	$4.32
Diluted	$4.53	$4.29
Cash dividends declared and paid per common share	$0.29	$0.24
Weighted average number of common and common equivalent shares outstanding:
Basic	74.7	74.6
Diluted	74.8	75.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2023	2022
Net sales	$14,412.4	$12,651.4
Cost of goods sold	10,635.0	9,650.1
Gross profit	3,777.4	3,001.3
Selling, general and administrative expenses	1,454.5	1,189.5
Engineering expenses	548.8	444.2
Amortization of intangibles	57.7	60.1
Impairment charges	4.1	36.0
Restructuring expenses	11.9	6.1
Income from operations	1,700.4	1,265.4
Interest expense, net	4.6	13.0
Other expense, net	362.3	145.2
Income before income taxes and equity in net earnings of affiliates	1,333.5	1,107.2
Income tax provision	230.4	296.6
Income before equity in net earnings of affiliates	1,103.1	810.6
Equity in net earnings of affiliates	68.2	64.1
Net income	1,171.3	874.7
Net loss attributable to noncontrolling interests	0.1	14.9
Net income attributable to AGCO Corporation and subsidiaries	$1,171.4	$889.6
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$15.66	$11.92
Diluted	$15.63	$11.87
Cash dividends declared and paid per common share	$6.10	$5.40
Weighted average number of common and common equivalent shares outstanding:
Basic	74.8	74.6
Diluted	74.9	74.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,171.3	$874.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	230.4	209.5
Impairment charges	4.1	36.0
Amortization of intangibles	57.7	60.1
Stock compensation expense	46.4	34.0
Equity in net earnings of affiliates, net of cash received	(36.4)	(40.8)
Deferred income tax benefit	(264.4)	(58.0)
Other	6.7	16.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(443.8)	(306.1)
Inventories, net	(164.4)	(668.3)
Other current and noncurrent assets	(243.0)	20.1
Accounts payable	(191.6)	322.1
Accrued expenses	566.5	282.7
Other current and noncurrent liabilities	363.6	56.0
Total adjustments	(68.2)	(36.5)
Net cash provided by operating activities	1,103.1	838.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(518.1)	(388.3)
Proceeds from sale of property, plant and equipment	11.8	2.6
Purchase of businesses, net of cash acquired	(9.8)	(111.3)
Sale of, distributions from (investments in) unconsolidated affiliates, net	(21.6)	4.0
Other	(8.0)	(3.8)
Net cash used in investing activities	(545.7)	(496.8)
Cash flows from financing activities:
Proceeds from indebtedness	329.8	410.5
Repayments of indebtedness	(458.6)	(377.5)
Purchases and retirement of common stock	(53.0)	—
Payment of dividends to stockholders	(457.4)	(404.3)
Payment of minimum tax withholdings on stock compensation	(21.6)	(20.6)
Payment of debt issuance costs	(10.9)	(3.6)
Distributions to noncontrolling interests, net	—	(11.5)
Net cash used in financing activities	(671.7)	(407.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(79.7)	(34.0)
Decrease in cash, cash equivalents and restricted cash	(194.0)	(99.6)
Cash, cash equivalents and restricted cash, beginning of year	789.5	889.1
Cash, cash equivalents and restricted cash, end of year	$595.5	$789.5
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Cost of goods sold	$0.4	$0.3	$1.8	$1.3
Selling, general and administrative expenses	8.5	8.3	44.6	32.7
Total stock compensation expense	$8.9	$8.6	$46.4	$34.0

2.    IMPAIRMENT CHARGES

    In the fourth quarter of 2023, the Company recorded an impairment charge of approximately $4.1 million related to the impairment of certain patents and technology amortizing intangible assets from a prior acquisition reflected as “Impairment charges” in its Condensed Consolidated Statement of Operations. In 2022, as a consequence of the conflict between Russia and Ukraine, the Company recorded asset impairment charges of approximately $36.0 million related to its Russian distribution joint venture reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss attributable to noncontrolling interests”. In addition, during 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations. Both the Russian distribution joint venture and the Russian finance joint venture were sold during the three months ended December 31, 2022.

3.    RESTRUCTURING EXPENSES
    In recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and Asia, in order to reduce costs in response to fluctuating global market demand. The Company had approximately $6.8 million of accrued severance and other costs related to such rationalizations as of December 31, 2022. During the year ended December 31, 2023, the Company recorded an additional $11.9 million of severance and other related costs associated with these rationalizations~~,~~ and paid approximately $9.2 million of severance and other related costs. The remaining $7.8 million of severance and other related costs as of December 31, 2023, inclusive of approximately $1.7 million of negative foreign currency translation impacts, are expected to be paid primarily during the next 12 months.

4.    INDEBTEDNESS
    Long-term debt at December 31, 2023 and 2022 consisted of the following (in millions):

	December 31, 2023	December 31, 2022
Credit facility, expires 2027	—	200.0
1.002% Senior term loan due 2025	276.7	267.3
EIB Senior Term Loan	276.7	—
Senior term loans due between 2023 and 2028	162.1	341.6
0.800% Senior Notes Due 2028	664.0	641.5
Other long-term debt	3.1	5.1
Debt issuance costs	(3.1)	(3.6)
	1,379.5	1,451.9
Less:
Senior term loans due 2023, net of debt issuance costs	—	(184.9)
Current portion of other long-term debt	(2.3)	(2.2)
Total long-term indebtedness, less current portion	$1,377.2	$1,264.8

    As of December 31, 2023 and 2022, the Company had short-term borrowings due within one year of approximately $12.7 million and $8.9 million, respectively.

European Investment Bank ("EIB") Senior Term Loan

    On September 29, 2023, the Company entered into a multi-currency Finance Contract with the EIB permitting the Company to borrow up to €250.0 million (or approximately $276.7 million as of December 31, 2023) to fund up to 50% of certain investments in research, development and innovation primarily in Germany, France and Finland during the period from 2023 through 2026. On October 26, 2023, the Company borrowed €250.0 million (approximately $263.7 million) under the arrangement. The loan matures on October 26, 2029.

5.    INVENTORIES
    Inventories, net at December 31, 2023 and 2022 were as follows (in millions):

	December 31, 2023	December 31, 2022
Finished goods	$1,460.7	$994.9
Repair and replacement parts	823.1	750.1
Work in process	255.2	369.8
Raw materials	901.7	1,074.9
Inventories, net	$3,440.7	$3,189.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. For the years ended December 31, 2023 and 2022, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $2.5 billion and $1.8 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. For the years ended December 31, 2023 and 2022, the cash received from these arrangements was approximately $254.1 million and $226.0 million, respectively.

    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $49.1 million and $148.4 million, respectively, during the three months and year ended December 31, 2023. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $32.6 million and $71.1 million, respectively, during the three months and year ended December 31, 2022, respectively.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2023 and 2022, these finance joint ventures had approximately $211.3 million and $69.5 million, respectively, of outstanding accounts receivable associated with these arrangements.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2023 and 2022 is as follows (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$339.0	$322.2	$1,171.4	$889.6
Weighted average number of common shares outstanding	74.7	74.6	74.8	74.6
Basic net income per share attributable to AGCO Corporation and subsidiaries	$4.54	$4.32	$15.66	$11.92
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$339.0	$322.2	$1,171.4	$889.6
Weighted average number of common shares outstanding	74.7	74.6	74.8	74.6
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.4	0.1	0.3
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	74.8	75.0	74.9	74.9
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$4.53	$4.29	$15.63	$11.87

8.    SEGMENT REPORTING
    The Company has four operating segments which are also its reportable segments which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2023 and 2022 are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Total Segments
2023
Net sales	$891.7	$412.0	$2,259.0	$238.0	$3,800.7
Income from operations	80.5	15.7	366.7	19.1	482.0
2022
Net sales	$823.7	$674.8	$2,186.5	$213.9	$3,898.9
Income from operations	60.6	134.8	318.5	19.2	533.1

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Total Segments
2023
Net sales	$3,752.7	$2,234.2	$7,540.5	$885.0	$14,412.4
Income from operations	459.3	386.4	1,100.6	77.3	2,023.6
2022
Net sales	$3,175.1	$2,121.6	$6,447.3	$907.4	$12,651.4
Income from operations	278.8	373.9	784.1	116.9	1,553.7

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Segment income from operations	$482.0	$533.1	$2,023.6	$1,553.7
Corporate expenses	(58.3)	(42.6)	(204.9)	(153.4)
Amortization of intangibles	(14.4)	(14.7)	(57.7)	(60.1)
Stock compensation expense	(8.5)	(8.3)	(44.6)	(32.7)
Restructuring expenses	(3.6)	(1.7)	(11.9)	(6.1)
Impairment charges	(4.1)	—	(4.1)	(36.0)
Consolidated income from operations	$393.1	$465.8	$1,700.4	$1,265.4

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2023 and 2022 (in millions, except per share data):

	Three Months Ended December 31,
	2023			2022
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)
As reported	$393.1	$339.0	$4.53	$465.8	$322.2	$4.29
Restructuring expenses(3)	3.6	2.7	0.04	1.7	1.6	0.02
Transaction-related costs(4)	4.5	3.3	0.04	—	—	—
Impairment charges(5)	4.1	4.1	0.05	—	—	—
Argentina currency devaluation impact(6)	—	45.8	0.61	—	—	—
Divestiture-related foreign currency translation release(7)	—	—	—	—	11.4	0.15
Discrete tax items(8)	—	(112.3)	(1.50)	—	—	—
As adjusted	$405.3	$282.5	$3.78	$467.5	$335.3	$4.47

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended December 31, 2023 related primarily to severance and other related costs associated with the Company’s European and Asian manufacturing operations. The restructuring expenses recorded during the three months ended December 31, 2022 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(4) The transaction related costs recorded during the three months ended December 31, 2023 related to the Company’s planned acquisition of Trimble Inc.’s agriculture business through the formation of a joint venture with Trimble Inc.
(5) The impairment charge recorded during the three months ended December 31, 2023 related to the impairment of certain patents and technology amortizing intangible assets from a prior acquisition.
(6) In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. The Argentina currency devaluation impact represents losses recognized during December 2023 related to the devaluation of the Argentine peso and the related impacts to our AGCO finance joint venture in Argentina which were recorded in “Other expenses, net” and “Equity in net earnings of affiliates”, respectively, in the Company’s Condensed Consolidated Statements of Operations.
(7) During the three months ended December 31, 2022, the Company sold its interest its Russian distribution joint venture. Foreign currency translation impacts since inception of the Russian joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.
(8) During the three months ended December 31, 2023, the Company’s income tax provision included a one-time benefit of $112.3 million related to the recognition of a deferred tax asset of approximately $197.7 million, net of a valuation allowance of approximately $85.4 million, related to the finalization of negotiations surrounding the application of Swiss Tax reform legislation enacted in 2020.

	Years Ended December 31,
	2023			2022
	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)
As reported	$1,700.4	$1,171.4	$15.63	$1,265.4	$889.6	$11.87
Impairment charges(3), (4)	4.1	4.1	0.05	36.0	23.8	0.32
Restructuring expenses(5)	11.9	9.5	0.13	6.1	4.8	0.06
Gain on full acquisition of IAS joint venture(6)	—	—	—	—	(3.4)	(0.05)
Write-down of investment in Russian finance joint venture(7)	—	—	—	—	4.8	0.06
Transaction-related costs(8)	16.0	11.8	0.16	—	—	—
Argentina currency devaluation impact(9)	—	45.8	0.61	—	—	—
Divestiture-related foreign currency translation release(10), (11)	—	8.2	0.11	—	11.4	0.15
Discrete tax items(12), (13)	—	(85.9)	(1.15)	—	—	—
As adjusted	$1,732.3	$1,164.9	$15.55	$1,307.5	$930.9	$12.42

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The impairment charge recorded during the year ended December 31, 2023 related to the impairment of certain patents and technology amortizing intangible assets from a prior acquisition.
(4) During 2022, the Company recorded certain asset impairment charges related to its Russian joint ventures of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss attributable to noncontrolling interests.”
(5) The restructuring expenses recorded during the year ended December 31, 2023 related primarily to severance and other related costs associated with the Company’s South American, North American, European, African and Asian manufacturing operations. The restructuring expenses recorded during the year ended December 31, 2022 related primarily to severance and other related costs associated with the Company’s European and South American manufacturing operations.
(6) During 2022, the Company acquired Appareo Systems, LLC (“Appareo”), which included the acquisition of the remaining 50% of its former 50% IAS joint venture with Appareo. The Company recorded a gain associated with this remaining 50% acquisition of approximately $3.4 million, which was reflected within “Other expense, net” in its Condensed Consolidated Statements of Operations.
(7) During 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations. The Russian finance joint venture was sold during the three months ended December 31, 2022.
(8) The transaction related costs recorded during the year ended December 31, 2023 related to the Company’s planned acquisition of Trimble Inc.’s agriculture business through the formation of a joint venture with Trimble Inc.
(9) In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. The Argentina currency devaluation impact represents losses recognized during December 2023 related to the devaluation of the Argentine peso and the related impacts to our AGCO finance joint venture in Argentina which were recorded in “Other expenses, net” and “Equity in net earnings of affiliates”, respectively, in the Company’s Condensed Consolidated Statements of Operations.
(10) During the year ended December 31, 2023, the Company divested its interest in its Germany finance joint venture. Foreign currency translation impacts since inception of the Germany finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.
(11) During 2022, the Company sold its interest in its Russian distribution joint venture. Foreign currency translation impacts since inception of the Russian joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.
(12) During the year ended December 31, 2023, the Company’s income tax provision included a one-time benefit of $112.3 million related to the recognition of a deferred tax asset of approximately $197.7 million, net of a valuation allowance of approximately $85.4 million, related to the finalization of negotiations surrounding the application of Swiss Tax reform legislation enacted in 2020.
(13) During the year ended December 31, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. The Company recorded the settlement under the amnesty program of approximately $26.4 million. net of associated U.S. income tax credits, within “Income tax provision” during the year ended December 31, 2023.

    The following is a reconciliation of adjusted operating margin for the three months and years ended December 31, 2023 and 2022 (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net sales	$3,800.7	$3,898.9	$14,412.4	$12,651.4
Income from operations	393.1	465.8	1,700.4	1,265.4
Operating margin(1)	10.3%	11.9%	11.8%	10.0%
Adjusted income from operations(2)	405.3	467.5	1,732.3	1,307.5
Adjusted operating margin(1)	10.7%	12.0%	12.0%	10.3%
(1) Operating margin is defined as the ratio of income from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.
(2) Refer to the previous table for the reconciliation of income from operations to adjusted income from operations.

    The following tables set forth, for the three months and year ended December 31, 2023 and 2022, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2023	2022	% change from 2022	$	%
North America	$891.7	$823.7	8.3%	$9.9	1.2%
South America	412.0	674.8	(38.9)%	20.8	3.1%
Europe/Middle East	2,259.0	2,186.5	3.3%	41.7	1.9%
Asia/Pacific/Africa	238.0	213.9	11.3%	(0.5)	(0.2)%
	$3,800.7	$3,898.9	(2.5)%	$71.9	1.8%

	Years Ended December 31,			Change due to currency translation
	2023	2022	% change from 2022	$	%
North America	$3,752.7	$3,175.1	18.2%	$5.3	0.2%
South America	2,234.2	2,121.6	5.3%	56.8	2.7%
Europe/Middle East	7,540.5	6,447.3	17.0%	(18.3)	(0.3)%
Asia/Pacific/Africa	885.0	907.4	(2.5)%	(30.8)	(3.4)%
	$14,412.4	$12,651.4	13.9%	$13.0	0.1%